Exhibit 10(f)

                VALMONT EXECUTIVE INCENTIVE PLAN


     1. Purpose. The principal purpose of the Valmont Industries, Inc. Executive Incentive Plan (the "Plan") is to provide incentives to executive officers of Valmont ("Valmont") who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers on a competitive basis.

     2. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Valmont, its stockholders and any person receiving an award under the Plan.

     3. Eligibility. Executive officers and other key management personnel of Valmont shall be eligible to receive awards under the Plan. The Committee shall designate the executive officers and other key management personnel who will participate in the Plan each year.

     4. Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer.

     The Committee shall also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Internal Revenue Code) to which the performance target relates. The performance target shall be established in such a manner than a third party having knowledge of the relevant facts could determine whether the performance goal has been met.
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     Awards shall be payable following the completion of the
applicable fiscal year upon certification by the Committee that Valmont achieved the specified performance target established for the participant. Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. However, in no event may a participant receive an award of more than 400% of such participant's base salary under the Plan in any fiscal year; for this purpose, a participant's base salary shall be the base salary in effect at the time the Committee establishes the performance targets for a fiscal year or period.

     5. Miscellaneous Provisions. Valmont shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Valmont. The costs and expenses of administering the Plan shall be borne by Valmont and shall not be charged to any award or to any participant receiving an award.

     6. Effective Date, Amendments and Termination. The Plan shall become effective on December 19, 1995 subject to approval by the stockholders of Valmont at the 1996 Annual Meeting of Stockholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of Valmont shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.
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